Exhibit 99.1

FUNDAMENTAL GLOBAL PARTNERS MASTER FUND, L.P.

FUNDAMENTAL ACTIVIST FUND I, L.P.

TRANSFER AND DISTRIBUTION AGREEMENT

THIS TRANSFER AND DISTRIBUTION AGREEMENT is dated as of December 31, 2021 (this “Agreement”), among Fundamental Global Partners, LP (“FGP”), Fundamental Global Partners QP, L.P. (“FGP QP”), Fundamental Global Partners Master Fund, L.P. (“FGP Master Fund”), Fundamental Activist Fund I, LP (“FAFI”), FG Partners GP, LLC (the “FGP General Partner”), and Fundamental Activist Fund I GP, LLC (the “Activist Fund GP”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Sixth Amended and Restated Exempted Limited Partnership Agreement of the FGP Master Fund dated July 2020, as in effect on the date immediately preceding the date of this Agreement (the “FGP Master Fund LPA”).

WHEREAS, effective immediately following the close of business on the date hereof (the “Effective Date”), each of the FGP General Partner, in its capacity as general partner of the FGP Master Fund, and the Activist Fund GP have determined that FGP Master Fund shall transfer 100% of its securities and other assets (the “FGP Assets”) to FAFI (the “Transfer”) in exchange for limited partnership interests in FAFI (the “FAFI LP Interests”);

WHEREAS, FGP and FGP QP are the sole holders of limited partnership interests in FGP Master Fund since Fundamental Global Partners Offshore Fund, Ltd. has withdrawn its entire interest from FGP Master Fund;

WHEREAS, immediately following the Transfer, pursuant to Section 3.13(a) of the FGP Master Fund LPA, the FGP General Partner, in its capacity as general partner of the FGP Master Fund, has determined to distribute in kind to each of the FGP General Partner, FGP and FGP QP its respective pro rata share of the FAFI LP Interests and to consent to the withdrawal of FGP and FGP QP as Limited Partners in the FGP Master Fund as of the Effective Date;

WHEREAS, each of FGP and FGP QP has elected to accept such distribution in kind of its respective pro rata share of the FAFI LP Interests;

WHEREAS, pursuant to Section 3.1(e) of the Amended and Restated Limited Partnership Agreement of FAFI dated as of January 1, 2018 (the “Activist Fund LPA”), the Activist Fund GP has determined to accept the Transfer as a contribution in kind by FGP Master Fund, to consent to the transfer of the FAFI LP Interests via a distribution in kind to each of the FGP General Partner, FGP and FGP and to admit each of the FGP General Partner, FGP and FGP QP as Limited Partners (as defined in the Activist Fund LPA) in FAFI.

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein, the parties hereby agree as follows:

1. Transfer of FGP Assets. (a) Effective on the Effective Date, the FGP Master Fund hereby transfers 100% of the FGP Assets to FAFI in exchange for the FAFI LP Interests and (b) the Activist Fund GP, on behalf of FAFI, hereby accepts the Transfer as a contribution in kind by the FGP Master Fund to FAFI and issues the FAFI LP Interests to FGP Master Fund.

2. Distribution of FAFI LP Interests; Admission as Limited Partner. Immediately following the Transfer described in Section 1, (a) the FGP General Partner, in its capacity as general partner of the FGP Master Fund, hereby causes FGP Master Fund to distribute in kind to each of the FGP General Partner, FGP and FGP QP its respective pro rata share of the FAFI LP Interests pursuant to Section 3.13(a) of the FGP Master Fund LPA, in each case based on its based on its Participation Percentage as of the date hereof calculated after giving effect to the Performance Allocation and the final withdrawal of Fundamental Global Partners Offshore Fund, Ltd., (b) the Activist Fund GP hereby consents to the transfer of the FAFI LP Interests via a distribution in kind to each of the FGP General Partner, FGP and FGP QP as described in clause (a) and to admit each of the FGP General Partner, FGP and FGP QP as Limited Partners (as defined in the Activist Fund LPA) in FAFI, (c) the FGP General Partner, in its capacity as general partner of the FGP Master Fund, hereby consents to such distributions and to the withdrawal of each of FGP and FGP QP as a Limited Partner in the FGP Master Fund as a result of such distributions and (d) FGP and FGP QP hereby accept the foregoing distributions and acknowledge that they have withdrawn in full from the FGP Master Fund.

3. Additional Consents and Waivers. To the extent necessary or desirable, each of the undersigned consents to, and waives any notice period requirement or other restrictions in connection with, the transfers, distributions and contributions described in Section 1 and Section 2.

4. FGP and FGP QP Representations. Each of the FGP General Partner, FGP and FGP QP, by its signature below, hereby represents, warrants and covenants that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and a “qualified client” as such term is defined under the Investment Advisers Act of 1940, as amended. Each of the FGP General Partner, FGP and FGP QP agrees to notify the Activist Fund GP promptly if there is any change with respect to any of the foregoing information or representations and to provide the Activist Fund GP with such further information as the Activist Fund GP may reasonably require.

5. Power of Attorney. Each of the FGP General Partner, FGP and FGP QP hereby appoints the Activist Fund GP, acting through any of the Activist Fund GP’s authorized partners, members or officers, as its true and lawful attorney-in-fact with full power of substitution and re-substitution, to have full power and authority to act in its name, place and stead and on its behalf to make, execute, sign, acknowledge, swear to, verify, deliver, record, file or publish all such instruments, documents and certificates that the Activist Fund GP considers necessary to or appropriate or advisable for the operation of FAFI as contemplated in the Activist Fund LPA (the “Power of Attorney”). The Power of Attorney granted hereby is a special power of attorney coupled with an interest and shall be irrevocable to the fullest extent permitted by law. Pursuant to Section 17-204(c) of the Act (as defined in the Activist Fund LPA), the Power of Attorney granted hereby is a special power of attorney coupled with an interest sufficient in law to support an irrevocable power and shall be irrevocable to the fullest extent permitted by law and shall survive and not be affected by the subsequent death, disability, dissolution, termination or bankruptcy of FGP or FGP QP, as applicable, and shall extend to their respective successors, assigns and legal representatives.

6. Miscellaneous.

(a) Amendments. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

(b) Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(c) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(d) Further Assurances. Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all action necessary, proper or advisable (including, without limitation, executing and delivering further documents, certificates, amendments and other instruments) to consummate and make effective the transactions contemplated hereby.

(e) Counterparts; Electronic Delivery. This Agreement may be executed by facsimile or other electronic transmission (including in PDF signature) in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document. Transmission by facsimile or other electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

(f) Headings. The headings of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

(g) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction such that the invalid, illegal, or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

(i) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings, among the parties with respect to the subject matter hereof.

(j) Dissolution of FGP Master Fund. It is understood and agreed that FGP Master Fund shall be dissolved, liquidated and terminated as soon as practicable following the Effective Date, and each of the FGP General Partner, FGP and FGP QP hereby agree to pay its pro rata share (based on its Partnership Percentage as of the date hereof calculated after giving effect to the Performance Allocation and the final withdrawal of Fundamental Global Partners Offshore Fund, Ltd.) of the costs and expenses associated with such dissolution, liquidation and termination.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

FUNDAMENTAL GLOBAL PARTNERS MASTER FUND, L.P. By: FG Partners GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Manager

FUNDAMENTAL ACTIVIST FUND I, LP
By: Fundamental Activist Fund I GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Manager

FUNDAMENTAL GLOBAL PARTNERS, LP
By:	Fundamental Global Partners GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Manager

FUNDAMENTAL GLOBAL PARTNERS QP, L.P.
By:	FG Partners GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Manager

FG PARTNERS GP, LLC

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Manager

FUNDAMENTAL ACTIVIST FUND I GP, LLC

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Manager